UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 18, 2007 (May 17, 2007)

DYNEGY INC.

DYNEGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33443	20-5653152
Delaware	0-29311	94-3248415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana, Suite 5800, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 507-6400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 17, 2007, Dynegy Holdings Inc. (“DHI”) entered into a purchase agreement (the “Purchase Agreement”) for the sale of $1,100,000,000 aggregate principal amount of its 7.75% Senior Unsecured Notes due 2019 (the “2019 Notes”) and $550,000,000 aggregate principal amount of its 7.5% Senior Unsecured Notes due 2015 (the “2015 Notes” and, together with the 2019 Notes, the “Notes”) to several initial purchasers (the “Purchasers”).

DHI will use the net proceeds from the sale of the Notes pursuant to the Purchase Agreement to repay a portion of the approximately $1.8 billion of net debt (debt less restricted cash and investments) of the entities (the “Acquired Entities”) acquired by DHI’s parent, Dynegy Inc. (“Dynegy”), on April 2, 2007 pursuant to the Plan of Merger, Contribution and Sale Agreement, dated as of September 14, 2006, by and among Dynegy, Dynegy Illinois Inc. (formerly named Dynegy Inc.) (“Dynegy Illinois”), Falcon Merger Sub Co. and certain entities in the LS Power Group, a privately held power plant investor, developer and manager; the Acquired Entities were subsequently contributed to DHI by Dynegy and are now DHI’s directly owned subsidiaries.

The closing of the offering is expected to occur on or about May 24, 2007, subject to (i) the completion of the proposed amendment to the Fifth Amended and Restated Credit Agreement, dated as of April 2, 2007, by and among DHI, as borrower, Dynegy and Dynegy Illinois, as guarantors (the “Proposed Credit Agreement Amendment”), and the various financial institutions party thereto and, if necessary, the amendment of the first lien facilities of LSP Gen Finance Co., LLC, one of the Acquired Entities and (ii) customary closing conditions. A copy of the press release issued by Dynegy and DHI on May 10, 2007 regarding the Proposed Credit Agreement Amendment is attached as Exhibit 99.1 to the Current Report on Form 8-K of Dynegy and DHI filed with the SEC on May 11, 2007 and is incorporated herein by reference.

The Purchase Agreement contains customary representations and warranties on the part of DHI. The Purchase Agreement also contains customary indemnification and contribution provisions whereby DHI and the Purchasers, severally and not jointly, have agreed to indemnify each other against certain liabilities under the federal securities laws or to contribute to payments which they may be required to make in that respect.

DHI will pay interest on the Notes on June 1 and December 1 of each year, beginning on December 1, 2007. The 2019 Notes and 2015 Notes, which will not be redeemable at DHI’s option prior to maturity, will mature on June 1, 2019 and June 1, 2015, respectively. Other than with respect to interest rate and maturity date, the terms of the 2019 Notes and 2015 Notes are identical in all respects.

The Notes will be DHI’s senior unsecured obligations and will rank equal in right of payment to all of DHI’s existing and future senior unsecured indebtedness, and will be senior to all of DHI’s existing and any of its future subordinated indebtedness. DHI’s secured debt and its other secured obligations will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations. None of DHI’s subsidiaries will guarantee the Notes and, as a result, all of the existing and future liabilities of DHI’s subsidiaries will be effectively senior to the Notes. Dynegy Inc., DHI’s parent company, also will not guarantee the Notes, and the assets and operations that Dynegy Inc. owns through subsidiaries other than DHI will not support the Notes.

The indenture and supplemental indentures that will govern the Notes will contain affirmative and negative covenants and customary events of default. Upon the occurrence of an event of default with respect to the 2019 Notes or the 2015 Notes, the trustee or the holders of the 2019 Notes or the 2015 Notes (as the case may be) may declare all outstanding 2019 Notes or 2015 Notes (as the case may be) to be due and payable immediately.

The Notes are being offered by the Purchasers only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, and outside the United States in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction. Unless they are so registered, the Notes may be offered and sold only in transactions that are exempt from registration under the Securities Act and the applicable securities laws of other jurisdictions.

In connection with the closing of the Purchase Agreement, DHI and the Purchasers will enter into one or more registration rights agreements, pursuant to which DHI will agree to offer to exchange the 2019 Notes for a new issue of substantially identical notes and to exchange the 2015 Notes for a new issue of substantially identical notes, in each case registered under the Securities Act.

A copy of the press release issued by Dynegy Inc. and DHI on May 17, 2007, attached hereto as Exhibit 99.1, announcing the pricing of the Notes is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

(a)	See Item 1.01 which is incorporated herein by reference.

Item 8.01	Other Events.

On May 17, 2007, Dynegy Inc. issued a press release announcing the pricing by Dynegy Holdings Inc. of $1.1 billion of its senior unsecured notes due 2019 and $550 million of its senior unsecured notes due 2015. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release by Dynegy Inc., dated May 17, 2007, announcing the pricing by Dynegy Holdings Inc. of its senior unsecured notes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC.
(Registrant)

Date: May 18, 2007	By:	/s/ Kent R. Stephenson
	Name:	Kent R. Stephenson
	Title:	Senior Vice President

DYNEGY HOLDINGS INC.
(Registrant)

Date: May 18, 2007	By:	/s/ Kent R. Stephenson
	Name:	Kent R. Stephenson
	Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release by Dynegy Inc., dated May 17, 2007, announcing the pricing by Dynegy Holdings Inc. of its senior unsecured notes.